EXHIBIT (h)(7)


                          ANTI-MONEY LAUNDERING PROGRAM
                               SERVICES AGREEMENT

          This Agreement, dated as of May 15, 2002, is made by and between Great Hall Investment Funds, Inc., a Minnesota corporation (the "Company") and RBC Dain Rauscher Inc., a Delaware corporation (the "Distributor").

         WHEREAS, Section 352 of the USA Patriot Act (the "Act") and the Interim Final Rule (Section 103.130) adopted by the U.S. Department of the Treasury's Financial Crimes Enforcement Network (the "Rule") requires the Company to develop and implement an anti-money laundering program (the "AML Program") and monitor the operation of the program and assess the effectiveness; and

         WHEREAS, Section 326 of the Act, as proposed, requires the Company to develop and implement a Customer Identification Program as part of the Company's AML Program to ensure, among other things, that the Company obtains certain information from each of its customers and to be reasonably sure it knows each of its customers; and

         WHEREAS, the Company and the Distributor have previously entered into a Distribution Agreement dated as of May 16, 2001 (the "Distribution Agreement"), pursuant to which the Distributor provides services to the Company on behalf of each portfolio represented by a series of shares of common stock of the Company; and

         WHEREAS, the U.S. Department of Treasury permits an investment company to delegate the implementation and operation of its anti-money laundering program to an affiliated service provider; and

         WHEREAS, in order to assist the Company with its anti-money laundering compliance responsibilities under the Act and the Rule, the Distributor has agreed to implement and operate the Company's AML Program, including the development and implementation of procedures designed to promote the detection and reporting of potential money laundering activity by monitoring shareholder activities and verify a shareholder's identity (the "Procedures"); and

         WHEREAS, the Company desires to delegate to the Distributor the implementation and day-to-day operation of the AML Program and the Procedures on behalf of the Company, subject to the supervision of the compliance officer of the AML Program (the "Compliance Officer").

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. Pursuant to the Company's AML Program, the Distributor agrees to develop Procedures reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to ensure compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

2. The Distributor agrees to provide the Compliance Officer with written copies of the Procedures, as may be amended from time to time by the Distributor, and agrees to


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     implement and monitor such Procedures, subject to the oversight and approval of the Compliance Officer.

3. The parties to this Agreement contemplate that the Procedures will be amended from time to time by the Distributor based on the Distributor's experience implementing and monitoring the AML Program and the Procedures and as additional regulations are adopted and/or regulatory guidance is provided relating to the Company's anti-money laundering responsibilities. The Distributor agrees to promptly advise the Compliance Officer regarding amended Procedures, as necessary.

4. The Distributor agrees to provide to the Compliance Officer (a) prompt written notification of any transaction or combination of transactions that the Distributor believes, based on the Procedures, evidence possible money laundering activity in connection with the Company or any shareholder of the Company ("Suspicious Activity"), (b) prompt written notification of any shareholder(s) of the Company that the Distributor reasonably believes, based upon the Procedures, to be engaged in Suspicious Activity, (c) any reports received by the Distributor from any government agency or applicable industry self-regulatory organization pertaining to the AML Program or the Procedures as provided in this Agreement, (d) prompt written notification of any action taken in response to Suspicious Activity as described in (a), (b) or reports received as described in (c), and (e) an annual report of the effectiveness of the AML Program and the Procedures, as amended, including recommendations to improve the effectiveness of the AML Program and the Procedures. The Distributor shall provide such other reports on the AML Program and the Procedures at the direction of the Compliance Officer as may be agreed to from time to time by the Distributor and the Compliance Officer.

5. The Company hereby directs, and the Distributor acknowledges, that the Distributor shall (a) permit federal regulators access to such information and records maintained by the Distributor and relating to the Distributor's implementation of the Procedures on behalf of the Company, as they may request, and (b) permit such federal regulators to inspect the Distributor's implementation of the AML Program and the Procedures on behalf of the Company.

6. It is understood and agreed by the parties hereto that the Distributor shall not receive any additional compensation for services it performs hereunder with respect to the Company.

IN WITNESS HEREOF, the undersigned have executed this Agreement as of the date and year first above written.


-------------------------------------------            -------------------------
(the "Company")                                         (the "Distributor")


By:                                                 By:
    ---------------------------------------             ------------------------
    Authorized Officer                                  Authorized Officer


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